ALLIANCE BERNSTEIN TRUST

               Amendment No. 1 to Agreement and Declaration of Trust

     The undersigned, being the sole trustee (the "Trustee") of AllianceBernstein Trust (the "Trust"), hereby consents to and adopts the following amendment to the Trust's Agreement and Declaration of Trust (the "Declaration of Trust"), a copy of which is on file in the office of the Secretary of State of The Commonwealth of Massachusetts:

Section 6 of Article III of the Declaration of Trust is hereby amended to change the name of the "AllianceBernstein Large Cap Value Fund" to the "AllianceBernstein Value Fund."

The foregoing amendment shall become effective as of the date hereof.

IN WITNESS WHEREOF, I have hereunder set my hand for myself and for my successors and assigns this 2Oth day of December, 2000.



                                              /s/ Andrew L. Gangolf
                                              ____________________________
                                              Andrew L. Gangolf